Exhibit 99.1

       Ashworth, Inc. Reports First Quarter Fiscal 2007 Financial Results


    CARLSBAD, Calif.--(BUSINESS WIRE)--March 8, 2007--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its first quarter ended January 31, 2007.

    Peter M. Weil, Chief Executive Officer of Ashworth, said, "The first quarter remained challenging and we continue to execute on the strategic initiatives our Board and management team identified during the second half of 2006. As we have said, we are implementing these initiatives in order to better position the Company for sustainable and profitable growth. We expect to begin realizing the benefits of our efforts beginning in the second half of 2007.

    "As part of our overall effort to further extend Ashworth's category and brand leadership globally, we were pleased during the quarter to announce John Ashworth's return to the Company. John reinforces our commitment to the core golf channel and the PGA Golf Professionals who have represented Ashworth for the last twenty years. We look forward to benefiting from his expertise and his unique vision that was instrumental in originally developing the Ashworth(R) brand."

    Summary of First Quarter Results:

    Consolidated net revenue for the first quarter ended January 31, 2007 decreased 5.8% to $38.3 million as compared to $40.6 million for the first quarter of 2006. The Company reported a consolidated first quarter net loss of $2.4 million, or $0.17 per diluted share, compared to a net loss of $50,000, or $0.00 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment (including Gekko Brands, LLC) decreased 7.9% to $32.0 million from $34.8 million for the same period of the prior year. Net revenue from the international segment (including Ashworth, U.K., LTD.) increased 7.1% to $6.3 million from $5.8 million for the same period of the prior year.

    In the first quarter of fiscal 2007, the Company's consolidated gross margin decreased 350 basis points to 40.8% as compared to 44.3% in the first quarter of fiscal 2006. The decrease in margins was primarily due to the costs associated with the underutilization of the Embroidery and Distribution Center's embroidery capacity, the cost of which is recorded in cost of sales during the period and is primarily due to lower sales associated with the Company's domestic golf channel.

    Consolidated selling, general and administrative ("SG&A") expenses increased 7.9% to $19.1 million for the first quarter of fiscal 2007 as compared to $17.7 million for the first quarter of fiscal 2006. The increase in SG&A expenses was primarily due to an increase in advertising and tradeshow expenses related to the PGA show and other sales initiatives focused on improving the Company's golf distribution channel as well as the full-year effect of the addition of four new outlet stores during the second half of fiscal 2006. These increases were partially offset with reductions in legal and consulting fees associated with the Company's 2006 annual meeting of shareholders and strategic alternatives process, as well as a reduction in costs related to the Company's compliance with Sarbanes Oxley and its annual audit.

    Revenues by Channel/Segment:

    Golf

    Total revenues in the domestic golf channel in the first quarter declined 22.0% to $9.0 million as compared to the same period last year. Sales in the golf distribution channel for the first quarter continued to be affected by increased competitive pressure, an overall continued softness in the golf market, and the Company's strategic initiative to improve the quality of distribution. The Company believes that future product direction, Green Grass specific sales management, an improved sales force, as well as strong brand development initiatives including the return of John Ashworth will result in future growth in the core golf channel.

    This year, Ashworth will again have a complete sweep of the 2007 U.S. Open, U.S. Women's Open and U.S. Senior Open as the official merchandise tent vendor and fixture partner. Ashworth will also design special uniforms for these events for over 9,500 volunteers. Ashworth has extended its long-term partnership with the USGA through the 2009 U.S. Open.

    Corporate

    Revenues for the corporate distribution channel were $5.7 million, an increase of 2.3% as compared to the same period last year. The positive results were driven by the Company's ability to offer two premier brands that include a comprehensive offering of on-course golf apparel as well as golf-inspired lifestyle sportswear for men and women.

    Retail

    Revenues for the retail distribution channel were $4.1 million, a decrease of 21.4% from first quarter 2006. The retail channel experienced a decline in the first quarter primarily due to the overall slowness of retail sell-through during the holiday season, account consolidation in the channel as well as a reduction of underperforming doors. The Company will continue to improve its brand positioning by focusing on premium retail accounts and doors within the channel.

    Collegiate/Racing (The Game(R)/Kudzu(R))

    First quarter revenues for Gekko Brands, LLC were $10.4 million, an increase of 3.5% over the first quarter 2006. The increase was primarily due to higher revenues in the collegiate bookstore channel and to Game Select Dealers, partially offset by lower revenues from sales into the NASCAR/racing channel as compared to the first quarter of fiscal 2006.

    Company-owned Outlet Stores

    Revenues from the Company-owned stores were $2.7 million, an increase of 19.0% over first quarter 2006. Since the first quarter of 2006, the Company added a net of four new outlet stores bringing the Company's total number of outlet stores to 18. The new outlet stores contributed $0.6 million in sales in the first quarter of fiscal 2007 while sales on a comparative store basis were down 7.9%. Much of the decline was due to reduced holiday traffic in our outlet stores.

    International

    Revenues from the international segment increased 7.1% to $6.3 million, an increase of $0.5 million over the same period last year. Revenues were primarily driven by growth from Europe and Canada.

    Balance Sheet:

    Net accounts receivable decreased 5.6% from the prior year, commensurate with the 5.8% decrease in revenues for the first quarter. Net inventory decreased 8.7% to $56.4 million as of January 31, 2007 as compared to $61.7 million as of January 31, 2006 and is in line with expected sales growth.

    The Company was not in compliance with certain financial covenants contained in its bank credit facility as of January 31, 2007 but has obtained a waiver of such compliance.

    Domestic Inventory:

    As a result of the Company's implementation of multiple inventory and supply chain initiatives, domestic gross inventory decreased 8.4% over the comparable quarter last year, while sales decreased 7.9%.

    Embroidery and Distribution Center (EDC):

    The Company believes that lower than expected throughput will continue to impact its ability to realize the full benefits of this state-of-the-art facility. The Company is continuing to evaluate various options including, among others: developing a joint venture to better utilize available embroidery capacity; and selling the EDC and utilizing external distribution providers and contract embroiderers. The Company is evaluating all available options and noted that there is no guarantee that any agreement will be reached as a result of this process.

    New CFO:

    On March 7, 2007, the Company announced that Eric R. Hohl was appointed executive vice president, chief financial officer and treasurer and will join the Company on March 19, 2007. In this role, Mr. Hohl will be a key member of Ashworth's executive management team with responsibility for all finance and various administrative functions and the Company's EDC.

    Conference Call:

    Investors and all others are invited to listen to a conference call discussing first quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 888-344-1107. International participants should dial 973-582-2859. Callers should ask to be connected to Ashworth's first quarter earnings teleconference or provide the conference ID number 8509398. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection(TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics(TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game is a leading headwear brand to collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

    For more information, please visit the Company's Web site at www.ashworthinc.com.

    Forward-Looking Statements

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believes," "anticipates," "expects," "predicts," "estimates," "projects," "will be," "will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of our lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.



ASHWORTH, INC.
Consolidated Statements of Operations
First Quarter ended January 31, 2007 and 2006
(Unaudited)                                   Summary of Results of
                                                     Operations
                                                2007         2006
                                             ------------ ------------
First Quarter
--------------------------------------------
Net Revenue                                  $38,272,000  $40,612,000
Cost of Sales                                 22,655,000   22,636,000
                                             ------------ ------------
  Gross Profit                                15,617,000   17,976,000
Selling, General and Administrative Expenses  19,117,000   17,698,000
                                             ------------ ------------
Income (Loss) from Operations                 (3,500,000)     278,000
Other Income (Expense):
  Interest Income                                 37,000       10,000
  Interest Expense                              (601,000)    (679,000)
  Other Income (Expense), net                    (16,000)     308,000
                                             ------------ ------------
  Total Other Expense, net                      (580,000)    (361,000)

Loss Before Provision for Income Taxes        (4,080,000)     (83,000)
Benefit for Income Taxes                       1,632,000       33,000
                                             ------------ ------------
  Net Loss                                   $(2,448,000)    $(50,000)
                                             ============ ============

Loss Per Share - BASIC                            ($0.17)      ($0.00)
Weighted Average Common Shares Outstanding    14,520,000   14,182,000
                                             ============ ============

Loss Per Share - DILUTED                          ($0.17)      ($0.00)
Adjusted Weighted Average Shares and Assumed
 Conversions                                  14,520,000   14,182,000
                                             ============ ============




ASHWORTH, INC.
Consolidated Balance Sheets
As of January 31, 2007 and 2006
(Unaudited)
                                            January 31,   January 31,
ASSETS                                         2007          2006
------------------------------------------ ------------- -------------

CURRENT ASSETS
  Cash and Cash Equivalents                  $3,966,000    $3,123,000
  Accounts Receivable-Trade, net             27,602,000    29,240,000
  Inventories, net                           56,376,000    61,723,000
  Other Current Assets                       12,898,000    15,495,000
                                           ------------- -------------
    Total Current Assets                    100,842,000   109,581,000

Property and Equipment, net                  39,066,000    37,410,000
    Other Assets, net                        25,800,000    24,672,000
                                           ------------- -------------
               Total Assets                $165,708,000  $171,663,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------

CURRENT LIABILITIES
  Line of Credit Payable                    $17,450,000   $23,100,000
  Current Portion of Long-Term Debt           5,830,000     1,942,000
  Accounts Payable - Trade                   12,230,000    16,575,000
  Other Current Liabilities                  10,048,000     7,475,000
                                           ------------- -------------
    Total Current Liabilities                45,558,000    49,092,000

Long-Term Debt                               11,495,000    16,692,000
Other Long-Term Liabilities                   2,023,000     2,120,000
Stockholders' Equity                        106,632,000   103,759,000
                                           ------------- -------------
Total Liabilities and Stockholders' Equity $165,708,000  $171,663,000
                                           ============= =============



    CONTACT: Ashworth, Inc.
             Peter M. Weil, CEO
             Gary I. Sims, President
             760-929-6100